Execution Copy                                                                                                                              Exhibit 10.47

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Amendment”), dated as of February 27, 2012, is between BRANDYWINE RESEARCH LLC, a Delaware limited liability company (“Landlord”), and EMERGENT BIOSOLUTIONS INC., a Delaware corporation (“Tenant”).

RECITALS

           Recital 1.                      Landlord and Tenant are parties to a certain Lease Agreement, dated June 27, 2006, as amended by a certain First Amendment to Lease Agreement, dated November 13, 2007, and a certain Second Amendment to Lease Agreement, dated December 13, 2010 (the “Second Amendment;” as amended to date, the “Lease”), under which Landlord leases to Tenant 33,300 square feet of rentable area (the “Current Premises”) at 2273 Research Boulevard, Rockville, Maryland (the “Building”).

           Recital 2.                      Landlord and Tenant desire to amend the Lease to provide for the expansion of the Current Premises to include certain additional space containing 8,109 square feet of rentable area located on the second (2nd) floor of the Building, which space is more fully described on Exhibit A–Floor Plan of Suite 220 attached to this Amendment (“Suite 220”), and to make certain other amendments to the Lease, all as more particularly set forth in this Amendment.

AGREEMENT

           NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and intending to be legally bound hereby, Landlord and Tenant agree that the Lease is amended as follows:

           1.           Recitals Incorporated; Definitions. The foregoing recitals are incorporated by reference into this Section as if set forth in the Section in full. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment shall have the meanings given such terms in the Lease.

           2.           Lease of Suite 220.  Landlord hereby leases Suite 220 to Tenant and Tenant hereby leases Suite 220 from Landlord for a term beginning on the Suite 220 Commencement Date (hereinafter defined) and continuing through the Expiration Date and any extension thereof; thus, the Lease term for Suite 220 will be coterminous with the Lease term for the Current Premises.

           3.           Suite 220 Commencement Date.

a. The “Suite 220 Commencement Date” means the later of March 1, 2012 (the “Target Date”) and the date on which Landlord tenders possession of Suite 220 to the Tenant but no later than April 1, 2012 (the “Outside Date”). By a Confirmation of Lease Term (the “COLT”), Landlord shall notify Tenant of the Suite 220 Commencement Date and all other matters stated therein. The COLT shall be conclusive and binding on Tenant as to all matters set forth therein, unless within twenty (20) days following delivery of the COLT to Tenant, Tenant contests any of the matters contained therein by notifying Landlord in writing of Tenant’s objections.

b. Landlord and Tenant acknowledge that on the date this Amendment is fully executed and delivered, Suite 220 is occupied by the Landlord.  Landlord shall use its best efforts to deliver Suite 220 to Tenant on the Target Date.  In the event that Landlord has not delivered Suite 220 to Tenant by the Outside Date, Tenant shall have the unqualified right to terminate this Amendment and Landlord shall reimburse Tenant up to Eight Hundred Dollars ($800.00) for Tenant’s reasonable architectural test fit plan costs incurred in connection with Suite 220.

           4.           Fixed Rent. Tenant shall pay Fixed Rent for Suite 220 beginning on the Suite 220 Commencement Date, which Fixed Rent payments Tenant shall make as and when due under the Lease and at the rate from time to time in effect as set forth on Rider No. 1-Suite 220 Fixed Rent, which Rider also sets forth Tenant’s Fixed Rent abatement right with respect to Suite 220. With respect to the Current Premises, Tenant shall continue to pay Fixed Rent at the rates from time to time in effect as set forth in the Lease. If Tenant hereafter extends the Expiration Date pursuant to any extension rights set forth in the Lease or otherwise by written agreement with Landlord, Tenant shall pay Fixed Rent for Suite 220 during the extension term at the same rate(s) and at the same time(s) that Fixed Rent is payable for the Current Premises during the extension term.

           5.           Expansion of Current Premises.  Beginning on the Suite 220 Commencement Date, the following shall apply:

                      a.           the Premises shall include Suite 220 (i.e., the Premises shall contain 41,409 square feet of rentable area, being comprised of the Current Premises’ 33,300 square feet of rentable area and Suite 220’s 8,109 square feet of rentable area);

                      b.            Tenant shall be entitled to five (5) reserved parking spaces (inclusive of the four (4) reserved parking spaces to which Tenant is presently entitled under the Lease) in the Building’s parking garage at no fee during the initial Term; and

c.           With respect to Suite 220,

(i)           Tenant’s Allocated Share shall be 5.491% (i.e., Suite 220’s 8,109 square feet of rentable area divided by the Building’s 147,689 square feet of rentable area);

(ii)           the Base Year shall be calendar year 2012 and the cap on Controllable Expenses set forth in Section 6(i) of the Lease shall not apply with respect to the Suite 220 Base Year; and

(iii)           Tenant’s obligation to pay Tenant’s Allocated Share of Operating Expenses, Taxes and other pass-through expenses under the Lease shall begin on January 1, 2013.

           6.           Condition of Suite 220.

                      a.           Landlord shall have no obligation to perform any demolition work or to deliver, make or install any materials or improvements in, to or at Suite 220 and Tenant shall accept Suite 220 in “as is” condition on the Suite 220 Commencement Date.

                      b.           Tenant shall design, construct and install any Alterations to Suite 220 in accordance with the provisions of Section 10-Alterations of the Lease and Landlord’s then current rules for third-party construction at the Building.

                      c.           Landlord shall provide Tenant with a tenant improvement allowance for Suite 220 in an amount equal to the product of  Fifteen Dollars ($15.00) multiplied by the rentable area of Suite 220 (i.e., 8,109 rentable square feet) (the “Suite 220 Allowance”). Landlord shall disburse Suite 220 Allowance in accordance with Landlord’s standard leasehold improvement allowance disbursement procedures. Suite 220 Allowance shall be applied solely towards the third-party design, construction and installation costs incurred by Tenant in connection with Suite 220 Alterations; provided, however, if, as of the sixth (6th) monthly anniversary of the Suite 220 Commencement Date, any portion of the Suite 220 Allowance remains unused, the Suite 220 Allowance shall be deemed reduced by such unused amount and Landlord shall retain such unused portion of the Suite 220 Allowance. Notwithstanding the foregoing, Tenant shall have the right to apply up to one-third (1/3) of the Suite 220 Allowance toward the Tenant’s Relocation Costs (as defined in the Second Amendment).

           7.           Termination.

                      a.           Tenant shall have a one-time right to terminate the Lease with respect to Suite 220 as of December 31, 2013 provided Tenant (i) is not then in default beyond any applicable notice and cure period under the Lease as amended from time to time, (ii) gives written notice of such termination to Landlord not later than on March 31, 2013, and (iii) pays to Landlord, at the time of said notice, an amount equal to the unamortized portion (as December 31, 2013) of Landlord’s transaction costs incurred in connection with this Amendment, when such costs are amortized from March 1, 2012 through the initial Term of the Lease on a straight-line basis at eight percent (8%) per annum interest. The unamortized costs will be calculated for the following specific costs: Suite 220 Allowance plus the Fixed Rent that is abated during the Suite 220 Abatement Period. Failure to provide written notice and payment by March 31, 2013 will be considered by Landlord, without the necessity of additional notice, as a waiver of this right to terminate. Tenant acknowledges and agrees that the termination payment under this Section is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled Term.

b.           If Tenant terminates the Lease pursuant to Section 35-Termination of the Lease but Tenant has not theretofore terminated the Lease with respect to Suite 220 pursuant to Section 7a of this Amendment, the Termination Payment payable under Section 35-Termination of the Lease shall be increased by an amount equal to the unamortized portion (as the Lease termination date) of Landlord’s transaction costs incurred in connection with this Amendment, when such costs are amortized from March 1, 2012 through the Lease termination date on a straight-line basis at eight percent (8%) per annum interest. The unamortized costs with respect to Suite 220 will be calculated for the following specific costs: Suite 220 Allowance plus the Fixed Rent that is abated (not to exceed four (4) months of Fixed Rent) during the Suite 220 Abatement Period.

c.           Section 7a of the Second Amendment (generally pertaining to Tenant’s right to terminate the Lease as of December 31, 2012 with respect to Tenant’s third (3rd) floor expansion space leased under the Second Amendment) is hereby deleted. Landlord and Tenant agree that Tenant’s termination rights set forth in Section 7b of the Second Amendment and in Section 35 of the Lease are in addition to Tenant’s termination rights set forth in Section 7a of this Amendment.

           8.           Brokerage.  Landlord and Tenant each represent and warrant to the other that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, and each party shall indemnify and hold the other harmless from all costs (including court costs, investigation costs, and attorneys’ fees), expenses, or liability for commissions or other compensation claimed by any broker or agent with respect to this Amendment which arise out of any agreement or dealings, or alleged agreement or dealings, between the indemnifying party and any such agent or broker. This Section shall survive the expiration or earlier termination of the Lease.

           9.           Ratification.  Landlord and Tenant hereby ratify and confirm that the terms of the Lease as amended by this Amendment, remain in full force and effect.

10.           Controlling Document.  Except as expressly set forth to the contrary in this Amendment, Landlord’s leasing of the Premises to Tenant shall be upon and subject to the terms and provisions set forth in the Lease.

11.           Merger; Subsequent Changes. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior discussions and negotiations and agreements regarding the same are hereby merged in this Amendment. The provisions of this Amendment may be modified, waived or amended only by an agreement in writing signed by all parties.

12.           Binding Effect.  The terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Lease.

13.           Counterparts. This Amendment may be executed in counterpart, each of which shall be deemed an original and all of which collectively shall constitute one and the same document. Any signature on a counterpart of this Amendment sent by facsimile or other electronic transmission shall be deemed valid and binding upon the party employing the same; provided that such party shall, upon the request of the other party, promptly provide such other party with a counterpart of this Amendment bearing an original version of such signature sent by facsimile or other electronic transmission.

14.           Tenant Representations.  Tenant hereby confirms that (i) the Lease is in full force and effect and Tenant is in possession of the Premises; (ii) Landlord has fully performed all of Landlord’s work obligations under the Lease and (iii) there are no defaults by Landlord under the Lease.

15.           OFAC.  Tenant represents, warrants and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (together with all other applicable requirements contained in any enabling legislation or other Executive Orders in respect of such Executive Order, the “Order(s)”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Public Law No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Public Law No. 106-120 and 107-108, all as may be amended from time to time); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).  Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing representation, warranty and covenant.  The breach of this representation, warranty and covenant by Tenant shall be an immediate Event of Default under the Lease without cure.

16.           Press Releases. Landlord shall have the right, without further notice to Tenant, to include general information relating to this Amendment, including Tenant’s name, the Building and the square footage of the Premises  in  press releases relating to Landlord’s and its affiliates’ leasing activity.    In addition, Landlord shall have the right to release such information regarding this Amendment as required by applicable Laws.

17.           Governing Law. This Amendment and any modifications hereof shall be governed and construed in accordance with the laws of the State of Maryland, without regard to its choice of law principles.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed under seal as of the day and year first above stated.

LANDLORD:

BRANDYWINE RESEARCH LLC,
a Delaware limited liability company

By:  /s/ Glen M. Holsinger_______[SEAL]
Name:  Glen Holsinger
Title:  Vice President – Asset Management

TENANT:

EMERGENT BIOSOLUTIONS INC.,
a Delaware corporation

By: /s/ R. Don Elsey_____________ [SEAL]
Name: R. Don Elsey
Title:  CFO & SVP, Finance & Administration

Exhibit A

Floor Plan of Suite 220

Rider No. 1

Suite 220 Fixed Rent

Fixed Rent for Suite 220 shall be as follows:

Period	Fixed Rent per annum per rsf of Suite 220		Suite 220 Monthly Installments	Suite 220 Annual Fixed Rent
March 1, 2012-February 28, 2013	$27.00	*	$18,245.25	$218,943.00
March 1, 2013-February 28, 2014	$27.74		$18,745.31	$224,943.66
March 1, 2014-February 28, 2015	$28.51		$19,265.63	$231,187.59
March 1, 2015-February 29, 2016	$29.29		$19,792.72	$237,512.61
March 1, 2016-initial Expiration Date	$30.09		$20,333.32	$243,999.81

*Tenant shall be entitled to an abatement of, and Landlord hereby waives Tenant’s obligation to pay, installments of Fixed Rent with respect to Suite 220 for the period beginning on March 1, 2012 and continuing through August 31, 2012 (the “Suite 220 Abatement Period”). Nothing herein contained shall be deemed to diminish or relieve Tenant of its obligation to pay in accordance with the terms of the Lease (as amended from time to time) all sums owed by Tenant to Landlord under the Lease as amended from time to time during the Suite 220 Abatement Period other than Fixed Rent for Suite 220. Commencing on the first day following the Suite 220 Abatement Period, the regular installments of Fixed Rent for Suite 220 shall then and thereafter be payable in full by Tenant in accordance with the terms of the Lease as amended from time to time.